Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES CLOSING OF $500.0 MILLION NOTES OFFERING

DALLAS, TEXAS, April 16, 2014…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that it closed its underwritten offering of $500.0 million aggregate principal amount of 8.500% Notes due 2022 (the “Notes”), which were issued at 100.000% of principal amount. EXCO received net proceeds of approximately $490.0 million from the offering, after deducting discounts to the underwriters and estimated offering fees and expenses.

With the net proceeds from the offering, EXCO repaid all outstanding amounts under the term loan, and the remainder was used to reduce the revolving commitment under EXCO’s Amended and Restated Credit Agreement.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and BMO Capital Markets Corp. acted as joint book-running managers for the offering.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Director of Finance and Investor Relations and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.